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                                                                Exhibit 99.1


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CORPORATE PARTICIPANTS                                            PRESENTATION

 PAUL REILLY
 Cenveo - Chairman, President, CEO                                ------------------------------------------------------------
                                                                  OPERATOR
 MICHEL SALBAING
 Cenveo - SVP Finance, CFO                                        Good day, ladies and gentlemen, and welcome to the Cenveo
                                                                  second quarter earnings release conference call. At this
                                                                  time all participants are in a listen-only mode. Later we
CONFERENCE CALL PARTICIPANTS                                      will conduct a question-and-answer session and instructions will follow at that time. If anyone should require
 ANDY VAN HOUTEN (PH)                                             assistance during the conference, please press star, then
 Deutsche Banc - Analyst                                          0 on your touch-tone telephone. As a reminder this
                                                                  conference is being recorded.
 Jeff Kobylarz (PH)
 Solomon Brothers Asset Management - Analyst                      I would now like to introduce your host for today's
                                                                  conference, Mr. Paul Reilly, Chairman, President, and Chief
 TODD MORGAN (PH)                                                 Executive Officer. Mr. Reilly, you may begin your
 CIBC - Analyst                                                   conference.

 Stuart Hosansky (PH)                                             ------------------------------------------------------------
 Vanguard - Analyst                                               PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO

 Steve Gidumal (PH)                                               Thank you, Adriane. Good morning, ladies and gentlemen, and
 Vertus Capital - Analyst                                         thank you for joining us today. Here today, Michel Salbaing, our CFO will be joining us.

                                                                  During today's conference call, we will cover the following salient points. One, Q2 was in line with previously provided guidance and matched the average of published analyst
                                                                  reports. This is the 8th quarter in a row where our
                                                                  operations have shown year-over-year improvement as measured by EBITDA. More importantly, during these eight quarters we have produced the results we said we would. Two, we continue to make progress in our two key metrics. We've increased
                                                                  return on capital employed, or ROCE, and we increased market share. Third, our one-stop shopping value proposition
                                                                  continues to be effective. We are getting more long-term
                                                                  contract work. Today approximately 20% of our volume is
                                                                  under such contracts. Four, we remain on target to achieve our full-year guidance.

                                                                  Point to note, our markets are getting stronger. This is
                                                                  good. With stronger markets our results will more easily
                                                                  demonstrate the positive impact of our actions to increase sales and reduce costs.

                                                                  I'd now like to pass the call over to Michel Salbaing for
                                                                  the required Safe Harbor comments, and his review of the
                                                                  financial report attached to the press release. Michel?

                                                                  ------------------------------------------------------------
                                                                  MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO

                                                                  Thank you Paul. And again good day, ladies and gentlemen.

                                                                  During the course of this conference today, we will be
                                                                  making certain forward-looking statements that are subject to various uncertainties and risks that could affect their outcome. These uncertainties and risks are set out in more detail in the invitation


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you received to this call, as well as in our filings with         relationship with two large office supply companies. We
the SEC. We invite you to refer to them in conjunction with       invested, temporarily, in higher levels of inventory to
this call. All forward-looking statements we make today are       ensure customer satisfaction during the transition. We
intended to come within the SEC's Safe Harbor with respect        expect these inventory levels to come back to normal over
to such statements.                                               the next two quarters. Total debt at June 30th was $773
                                                                  million, down $4 million from the level reported at the end
As shown in the financial highlights attached to the press        of the previous quarter. We fully expect to have our debt
release, as well as in the supplementary information to the       down to the $745 million-range by year-end. This is in line
press release, Cenveo's sales in the second quarter of 2004       with previous guidance of $35 million of free cash flow
were $409.4 million and EBITDA was $29.1 million. Sales were      generation from operations for 2004. It also takes into
up year-over-year. These are same-store sales, as there were      account the impact of acquisitions.
neither acquisitions nor dispositions to affect the
comparative numbers. EBITDA was up 6.4% year-over-year. And       Our interest costs have decreased from last year as a result
EBITDA as a percentage of sales was up year-over-year by 40       of the new debt issue in the first quarter and the favorable
basis points to reach 7.1%. The last time second quarter          rate of 7 and 7/8%. With our present debt structure, where
results were in the 7% EBITDA range was in 2001.                  87% of our debt is fixed-rate debt, we are not vulnerable to interest rate hikes, nor do we have any significant
In 2001, sales were 15% higher than they are today. This          maturities before 2012, since we expect that there will be
EBITDA percentage was achieved on lower sales as we               no amounts outstanding on our revolver facility when it
decreased expenses during the prior industry recession by         matures in 2008.
well over $100 million, of which, fixed expense reductions
amounted to $60 million. These quarterly results were very        Now a quick update by segment. First, the Commercial
much in line with the expectations that we shared with you        segment. The increase in second quarter sales in the
at the end of the last quarter. Net loss for the quarter was      segment, year-over-year, came from some 4% increase volumes,
$2.1 million, or $0.04 cents per share, compared to a net         while prices compared to Q2 of last year were reduced by
loss of $2.3 million last year, or $0.05 cents per share.         almost the same amount. EBITDA increased $1 million to $20.2 million, or 6.6% million of sales, from 6.3% of sales last
Gross margins were up 100 basis points, or 5%, to 20.4% in        year. The continued increase in EBITDA margins of the
the quarter, a reflection of cautious pricing and an              commercial segment is the highlight of this quarter. This
improvement in levels of contract work. This is also an           was achieved by increasing gross margins 130 basis points to
indication that we are recovering the higher cost of paper.       19.3%. We are pricing better because we are able to flex
SG&A expenses increased this quarter as compared to last          labor effectively and are not concentrating on filling,
year because of the investment we made in sales and               quote, unquote, unused capacity. We are also successfully
marketing as our markets are becoming stronger. This              passing on paper price increases.
includes sales generated from our one-stop shopping value
proposition. We are benefiting from this investment, and          All the while, we are strategically increasing our sales and
will continue to do so in the coming quarters.                    marketing costs by over 10%. We are seeing this investment paying off as the new business opportunities we are pursuing
During the quarter, we incurred $1 million in restructuring       have increased significantly. We have, today, close to 60
charges, (compared to 400,000 last year), to close our            long-term multimillion dollar contractual relationships,
Bensalem, Pennsylvania envelope plant, and integrate it into      representing approximately $300 million of annual business.
our Philadelphia print plant to create, what we think, is         These contractual relationships allow us to pass through
the first integrated commercial print/envelope facility in        paper cost increases.
the country. In the second quarter, we received payment of a
unsecured note issued as a portion of the consideration for       Now the Resale segment. During the second quarter of 2004,
a business we sold in 2000. This note had appropriately been      sales of the Resale segment were up slightly to $101.8
fully reserved at the time of sale. This recovery of $2           million, from $101.2 million in the same quarter last year.
million, shown in the results as $1.2 million net of tax,         This is the third quarter where, sequentially, sales have
compensated for a $2 million increase in workers'                 increased compared to the previous quarter, and the first
compensation accruals driven by negative development of old       quarter of year-over-year increase in sales since 2001. Here
claims. Our safety incident rate in 2003 was the lowest in        again, the increase in volumes of 5% have been negated by
many years, and the cost of claims incurred in 2003 was the       decreases in prices from Q2 of last year. This is the
lowest of the last six years. Our incident rate and claim         expected result from successes we have had in signing
cost for 2004 are tracking consistent with 2003. Our problem      multi-year contracts with two very large office product
has been the negative development of claims we have had           retailers. The signings will have a very positive impact on
difficulty in closing. We have engaged a new advisor to           volumes in Q3 and Q4.
assist us with this issue.
                                                                  Our Specialty Label sales have continued very strong.
During the quarter, cash flow from operation was                  Concurrently, the trend of lower sales of traditional
approximately $9.7 million, despite the fact that during the      business forms has continued. Overall, in the Resale
quarter, inventories increased $12 million, $10 of which is       segment, with good cost
to support our new


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flexing, EBITDA was up strongly to $14.7 million, from $12.9      momentum in all market segments. Our Commercial segment has
million last year. We continue to achieve healthy EBITDA          improved its margins over the prior year, significantly.
margins of over 14%.                                              This means that pricing has improved, and that we are
                                                                  recovering the higher price of paper, and that we are
Finally, Corporate. The increase in unallocated corporate         controlling our costs.
expenses was due to the additional workers' compensation
accrual mentioned earlier. We did not allocate this               Now operations for the Resale segment. Sales are up
additional expense to our segments because the expense was        sequentially and year-over-year for the first time in three
related to claims incurred prior to 2004.                         years. Sales of our business labels, which grew strongly in
                                                                  Q1, continue to grow in Q2. Sales in this market segment
In summary, our EBITDA increased in the second quarter of         have grown over 10% in 2004. Sales in the office products
2004, driven by the increased gross profits, which we             retailer channel, which were down sharply in Q1, were up in
achieved through disciplined pricing, passing on paper price      Q2. The rate of decline in sales of business forms slowed
increases where they have helped, and flexing manufacturing       significantly in Q2. Margins of our Resale segment are also
costs where necessary. These improved margins enabled us to       improving. EBITDA return on sales in 2004 is up 160 basis
invest in sales and marketing to bolster our market               points. EBITDA as a percent of sales was over 14%.
position.
                                                                  Let me turn now to Cenveo as a whole. We have often stressed
I will now turn the call back to Paul Reilly.                     that our strategic goal is to increase return on capital,
                                                                  ROCE, while growing market share. At the end of the quarter,
------------------------------------------------------------      we had increased our return on capital employed after-tax to
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  5.9%, from 5.5% at the end of Q2 last year, and 4.5%, two
                                                                  years ago. We are targeting a year-end ROCE of 6.5%, which
Thank you, Michel. The best way to summarize Q2 is by             would represent a better than 8% improvement year-over-year.
pointing to our key objectives as management. Achieving           Obviously, we have some ways to go to reach our goal of a
market share gains, increasing ROCE, or return on capital         ROCE, or return on capital employed, in the 10% to 12%
employed, achieving efficiency gains, achieving EBITDA            after-tax range.
growth per guidance. We have achieved all those, and this is
the eighth quarter in a row that we have done that. What has      As we have discussed with you before, we measure our market
made this quarter even more satisfying, is that we are            share gains in a relative fashion. We measure how our sales
seeing clear signs that our industry is becoming healthier.       volume growth compares to industry volume growth. Based on a
This is a great sign for the quarters to come.                    composite index of industry stats, our sales, in volume
                                                                  terms, grew 1.4% better than the market this quarter. In
Let me emphasize some operational points before I talk more       addition to our one-stop shopping value proposition, we need
generally about our results and the state of our markets.         to ensure that our operations grow beyond what the market
I'll also quickly speak about the recent acquisition we           will provide. To do this, we are using internet technology
made, and clearly delineate our acquisition strategy and how      more and more. Let me give you some examples.
different it is from one that we had in the past. First the
operations from the Commercial segment. The downward              We are using e-commerce portals which we have branded as
pressure on prices, which has been negating improvements in       e-synergies, to make it easier for our customers to order
volumes on a year-over-year basis, has diminished                 products and services from us. One example of this type of
significantly over the past couple of quarters. We are            product is the rollout at American Express of an e-catalog
seeing trends that make us optimistic about the second half       on a nationwide basis. Thousands of their employees will use
of the year. Sales of our national commercial printing            this portal to order products from Cenveo. The same approach
business -- and this is where we nationally market large,         is being offered to the hotel/leisure vertical channel, and
high-quality print jobs -- were strong in the second              we expect to achieve good results here as well. Another area
quarter, and have been strong all year.                           where we will be offering e-commerce solutions is the
                                                                  facility management channel in our Resale segment. The
This national segment is the market that can significantly        growth in the number of new e-commerce installations has
impact our Q3 results. Our car brochure business for Q3           grown by double-digits. These customized applications
looks good, so we are expecting the good sales performance        increase the worth of Cenveo to our customers, and increases
in national printing to continue. Real sales of our               the cost of switching to a competitor.
commercial envelope products increased on a year-over-year
basis in Q2. Again, with volume increases of 4.5% being           We told you last quarter that our one-stop shopping value
offset by sales price decreases. In Q2, sales of these            proposition to the market required us to operate under one
products have been down. We believe we will begin to see          name. The rebranding of the company has progressed very well
positive year-over-year comparisons for the rest of 2004.         and the feedback from our customers has been very positive.
                                                                  Now that they see us under the one name, they better
Our one-stop shopping value proposition has provided $40          appreciate the size and the scope that we have. The one
million of new work during the first 6 months of 2004, and        brand also reinforces, internally,
it's building


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to our employees, the benefit of working seamlessly across        We are seeing the same trends in our business. Our national
our platform.                                                     market business has the strongest backlog it's had in years for Q3. Our local business is also seeing a strong increase
Another way of creating shareholder value, we believe, is a       -- an increase which points to a much better second half for
modest acquisition program. Most of our competitors that          the year. Our sales execs leading our one-stop shopping
trade at higher multiples than Cenveo have acquisition            value proposition are also very confident that the sales
programs. Some modest, some quite aggressive. We see three        they will bring to the second half will be stronger than the
types of acquisitions that will clearly increase EBITDA in a      $40 million of newly sold in the first half. We should also
de-leveraging fashion, and, therefore, be positive for our        remember that the impact of an election on print advertising
shareholders. First, there's Type-1 acquisition: Acquire          is usually positive.
firms to grow local market share to beyond 20% local
absolute market share or a 150% local relative market share.      Finally, an overall favorable environment. And we are
We have seen that our units, which have these market              finally well-positioned to profit from it over the next few
positions, generally exceed our cost of capital in                quarters. I'd like to look at printing industry multiples.
up-markets and sales and earnings fall less in down markets.      Obviously management, and our shareholders, are disappointed
Type-2 acquisitions: Acquire firms to expand product line to      by seeing the Company stock near a 52-week low, as our most
better serve our one-stop shopping value proposition. Type-3      important responsibility is shareholder value creation.
acquisitions: Acquire internal operations that our customers      Since achieving our 52-week high, we have met all guidance
seek to outsource, and combine with a long-term supply            in place and we have removed all significant debt principal
agreement. Our agreement with American Express is an example      payments to beyond 2012. Some investors have pointed out,
of a Type-3 acquisition.                                          that in that response to the Fed announcement on their
                                                                  intention to increase interest rates, leverage companies
Our recent Valco acquisition is a Type-1 acquisition. In          like Cenveo have seen their multiples contract. We
addition to meeting our local market share objectives, this       understand why, as interest costs are rising, high debt
acquisition also met our internal financial parameters. It        levels could have a negative impact on valuations in today's
is a de-leveraging transaction. Its return exceeds our            equity markets. However, the largely fixed-rate nature of
weighted-average cost of capital of 12% after-tax. We will        Cenveo's debt and its lack of maturities before 2012, have
tuck in our similar Seattle location and create even further      not been sufficiently taken into account in our opinion. We
synergies. We will install 2 sheet-fed presses to better          have very little exposure to higher interest rates.
serve the growing Seattle market, and further build upon
our, now, leading market position. We will consider Type-1        Contrary to our stock price increasing, our enterprise value
acquisitions when they become available. We are actively          multiple is at an historical low. Our enterprise value has
seeking Type-2 and Type-3 acquisitions.                           typically been around 7.5 times last 12-months' EBITDA. We see today, the industry mean at around 7.7 times last
After many quarters of openly wondering if this economy           12-months' EBITDA, which is higher than the normal in
would ever produce growth for our industry again, we are          response to improving industry conditions. Cenveo's multiple
finally seeing everything aligning. Both the economists and       today is more around 6.8 times last 12-months' EBITDA. We
our customers (the people ordering our products and               believe the results we have achieved in the first half of
services), are in-sync. Universal McCann forecasts U.S.           2004, and the strong Q3 and Q4 prospects, should have the
advertising to grow 7% in 2004 over 2003. The Blue Chip           effect of bringing back Cenveo's multiples. If the multiple
Economic Indicators are projecting commercial print sales to      returns to a more traditional level, for instance, 7.5 times
grow 3.2% to 4.1% in 2004, and 4.0 to 5.0 in 2005 [sic]. They     last 12-months' EBITDA, and if that happens by year-end,
project that this will be the first gain, meaning 2004,           based on the then last 12-months' EBITDA, the stock imputed
since 2000 -- since the year 2000. This is a quick sample of      value would be $6.50.
what the economists are saying.
                                                                  Now let's turn to our guidance. At the end of last year, and
But here is what printing business leaders are saying. NAPL,      again last quarter, I told you that I expected the full-year
the National Association of Printing Leadership reports,          2004 EBITDA would be within the $135 million to $142 million
"Sales increases have become more widespread for the              range. Now with the first two quarters behind us, I can
Printing Business Panel. In April roughly 56% of Panel            affirm that guidance. I expect the third quarter to show
members experienced an increase in sales, up from 42.6% one       even stronger improvement than Q2 did, probably in the range
year earlier. The percent of the Panel experiencing               of 7% year-over-year improvement in profitability, as
increases had been steadily rising of late, confirming that       measured by EBITDA. This year-over-year improvement will be
the business cycle for print has turned". On the                  driven, first by increases in sales in the 3% to 5% range
envelope-side of the business, EMA, the Envelope                  coming from improving market share [sic], and also, now,
Manufacturers Association, reports orders were up 5% from         from clearly improving market conditions. Second, margins
April to May, and 4% higher than May 2003. The selling            will continue to improve. We look upon this second half of
prices are still soft, as evidenced by the value per 1,000        2004 very positively, and as being a sound foundation for
envelopes, which was down one-half from April to May to           continued growth in 2005.
$15.46.


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So let me conclude. Q2 was in line with our expectations.         QUESTION AND ANSWER
Two, in Q2 we continued to increase market share and return
on capital employed. Three, we previously communicated to
you that most of our improvement in 2004, over 2003, would        ------------------------------------------------------------
occur in Q2 and Q3. Q2 has happened as forecasted. Sales and      OPERATOR
profits improvements in Q3 will be aided by a number of
things: new sales contracts in the office products channel,       Thank you. Ladies and gentlemen, if you have a question at
for which deliveries will ramp up in that quarter, continued      this time, please press the 1 key on your touch-tone
success in marketing the one-stop shopping value                  telephone. If your question has been answered, or you wish
proposition, and finally a strong car brochure season. We         to remove yourself from the queue, please press the pound
expect that Q4 will continue this trend. Fourth, our debt,        key.
although large in relation to current cash flow, is
manageable without any significant maturities through 2012.       The first question is from Andy Van Houten from Deutsche
Its high proportion of fixed rate versus floating rate            Banc.
insulates us against rising interest rates. And, fifth, we
affirm our 2004 guidance, a range of $135 million to $142         ------------------------------------------------------------
million of EBITDA, and is consistent with, this year, again,      PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
generating significant increases in shareholder value.
                                                                  Hi, Andy.
This concludes my remarks. I will now pass the phone back to
Adriane, who will instruct you on how to present questions        ------------------------------------------------------------
to management. Adriane?                                           ANDY VAN HOUTEN - DEUTSCHE BANC - ANALYST

                                                                  Hi, how are you? Thank you very much for the good detailed introduction. In terms of your sense that you're taking
                                                                  market share from your competitors, is that something that you expect to maintain for the balance of the year, to
                                                                  accelerate that rate of market share gains, or are you happy with, sort of, the 1.2%, I guess, overperformance versus
                                                                  your competitors?

                                                                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO

                                                                  Good question. We would expect it to return. We think that the 1.4%, not that we think, the 1.4% is in the lower range of our objectives. It's adequate. We're certainly hoping
                                                                  that over the rest of this year, not only hoping, but
                                                                  putting in plans to make it happen, that over the rest of
                                                                  this year and in future years it will even be higher than
                                                                  that.

                                                                  ------------------------------------------------------------
                                                                  ANDY VAN HOUTEN - DEUTSCHE BANC - ANALYST

                                                                  Question about capital spending. Obviously, you're seeing
                                                                  some good results from your incremental increase in spending on the sales and marketing line. With a potential increase in EBITDA, and again, you know, some improvement in free
                                                                  cash flow growth, do you feel additional flexibility about potentially increasing your capital spending over the next
                                                                  12 to 18 months? Are there projects that you feel would
                                                                  provide you with sufficient return to do so?

                                                                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO

                                                                  We have given guidance that we believe the CapEx is in the
                                                                  $25, $30 million range per year, cash, and there's nothing in the foreseeable future that points to that changing.
                                                                  There is still sufficient capacity for to us grow
                                                                  significantly from where we are today. So, we're not
                                                                  changing them at all.


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------------------------------------------------------------      ------------------------------------------------------------
ANDY VAN HOUTEN - DEUTSCHE BANC - ANALYST                         JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST

Great. Thank you, very much.                                      Okay. Are you seeing less pressure on your average selling price going into this third quarter?
------------------------------------------------------------
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
Thank you, Andy.
                                                                  Second derivative is increasing. Got to look from where we
------------------------------------------------------------      started. You know, we -- 2003 we experienced a 5% decrease
OPERATOR                                                          in prices. We've seen that on a year-over-year basis so far this year to be 4%, so that's showing that the trend is, in
The next question is from Jeff Kobylarz with Solomon              fact, decreasing. So the answer to your question is, yes.
Brothers Asset Management.                                        And that's a lot of -- to increase profit. But there's
                                                                  still, I mean, taking a 4% decrease in pricing is still we
------------------------------------------------------------      managed to have a fairly large drag on profits. If that 4%
JEFF KOBYLARZ - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST       wasn't there these, profits would be significantly different than they are now. But in spite of that, and our
Hi.                                                               efficiencies and our growth, we were able to achieve the
                                                                  improvement in earnings.
------------------------------------------------------------
PAUL REILLY - CENVEO - CHAIRMAN, PRESIDENT, CEO                   ------------------------------------------------------------
                                                                  JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST
Hi, Jeff, how you doing?
                                                                  Right. And your margin you said was up, because you were
------------------------------------------------------------      able to just, essentially, it sounds like flex labor lower.
JEFF KOBYLARZ - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST       Was that the biggest swing variable?

Good. Great quarter.                                              ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
------------------------------------------------------------
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  But it's also the pricing, even as the trend is improving, and that helps us as well. But, our basic improvement in
Thank you.                                                        margins is coming from efficiencies throughout the income
                                                                  statement, from how we buy, how many pounds of paper we use
------------------------------------------------------------      per job. It's up and down, including our SG&A as well.
JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST
                                                                  ------------------------------------------------------------
Can you comment about the tone of the quarter as you went         JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST
through April, May, June? Did it get stronger as each month
went by?                                                          Okay. And is there any pressure on labor at all, given what seems to be at times, a stronger economy?
------------------------------------------------------------
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
It's an unusual quarter. The answer's on an overall basis.
It's absolutely the case. The two new office products             Have not heard of any yet. None has come to our attention.
companies that we signed up, we started to ship late May,
early June, so that certainly increased the sales towards         ------------------------------------------------------------
the latter half. And I think the underlying business that we      JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST
saw in both the print side and the envelopes would have
indicated that the -- we haven't seen all the industry data       Okay. Lastly about acquisitions, is there is a limit to how
for June, but the May number was certainly stronger than          much you might spend on acquisitions the rest of this year
April. But the industry data we do have for June would            or next year? Or is it just situation by situation?
indicate continued growth in the June quarter, and that was, you know, consistent with our growth as well.


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

------------------------------------------------------------      year-end, when they would go back into our normal system.
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  So, yes, it is a unique event, and is not a permanent event.
                                                                  The type 3 acquisition, these are very, very long sell
It really is -- we're looking at it optimistically. I think       cycles. Our experience-to-date, even though we have one, but
by the nature of where we are, you know, we have, you know,       we've obviously been looking at others, is that it's over a
launched on what we call a modest acquisition, I think so         year cycle. So the amount of time it takes is one hurdle.
far we have spent about $9 and a half million.                    But the initial hurdle is the decision by our client to
                                                                  outsource this function. And that is usually needs to be
------------------------------------------------------------      made, in fact, it always has been made at the higher levels,
JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST      and there's a significant amount of social issues within
                                                                  that company involved with that. So that would be the number
For Valco?                                                        two issue. The last issue would be the nature of our
                                                                  business. Our business is a customized. So we're not -- they
------------------------------------------------------------      don't -- what they would purchase one year, they don't
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  necessarily buy the next year. It changes from year to year.
                                                                  So we worked through a variety of systems that allows us to
Yeah, with Valco.                                                 demonstrate to the company that's not outsourced, that they, in fact, have saved money. And we do that through a costing
------------------------------------------------------------      system we have put in. But there takes a time for our
JEFF KOBYLARZ  - SOLOMON BROTHERS ASSET MANAGEMENT - ANALYST      perspective client to get comfortable with those systems. So they would be three. It's going to take about a year, but
All right. Thank you.                                             the rewards for our client who decides the outsource, and
                                                                  then for Cenveo, are significant. Certainly, our current
------------------------------------------------------------      announced outsourcing, our client is very happy with the
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  results, as we are. So, that's the hurdles. Hopefully that helps.
Thank you.
                                                                  ------------------------------------------------------------
------------------------------------------------------------      TODD MORGAN  - CIBC - ANALYST
OPERATOR
                                                                  That helps. Thanks.
The next question is from Todd Morgan from CIBC.
                                                                  ------------------------------------------------------------
------------------------------------------------------------      PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
TODD MORGAN  - CIBC - ANALYST
                                                                  Thank you.
Thank you. Good afternoon. Two quick questions. First of
all, there's -- it looks like a little bit of an uptick in        ------------------------------------------------------------
the inventory levels this quarter compared to last year and       OPERATOR
previous quarters. I was wondering if there was anything
going on there? And I guess, secondly, could you talk a           The Next question is from Stuart Hosansky from Vanguard.
little bit about the, sort of, the challenges of, I guess,
more of the Type-3 acquisitions, the outsourcing-type deals?      ------------------------------------------------------------
I mean, I think you've done, correct me if I'm wrong, but         STUART HOSANSKY  - VANGUARD - ANALYST
certainly one large deal so far. What are the real decision
points for your customers and entering into that kind of          Good afternoon.
arrangement?
                                                                  ------------------------------------------------------------
------------------------------------------------------------      PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
                                                                  Hi, Stuart. How are you doing?
Okay. Good questions. The inventory we did address in the
prepared remarks. I'll go through it again. Inventory is up       ------------------------------------------------------------
$12 million, $10 million of which is a planned increase to        STUART HOSANSKY  - VANGUARD - ANALYST
do with those two new office products providers that we have
signed up. So as we started to ramp up in the beginning,          Okay. How are you? Actually, my questions were -- most of
late May, there's a transition. They're moving out of the         my questions were answered, but I do have a couple of ones.
current supplier into us. And the predictability of demand        One just to confirm, if you look over the next, call it, 1
during that period is not what it normally is. So the way we      to 3 years, what do you expect the use of free cash flow to
ensure that our customer sees no change in the service            be?
levels during this period of moving from the old competitor
to us, we put into inventory an additional 10 million. We
would anticipate that most of that will be gone by

------------------------------------------------------------      higher inventory levels than you'd normally be with these
MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO                      companies?

It's always going to be to pay down debt. That's our -- the       ------------------------------------------------------------
generation of free cash flow is to reduce debt.                   MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO

------------------------------------------------------------      What happens is that with the relationship with a large
STUART HOSANSKY  - VANGUARD - ANALYST                             retailer is the stockings that they need to have on their
                                                                  shelves within their various outlets. When they switch
Okay. So, and then, but once you get to the point where           suppliers, what happens is that they first start by doing
there's nothing left under the revolver?                          away with the inventories that they have from the previous supplier, and all of a sudden they replenish the stock. And
------------------------------------------------------------      it's that time where you have that extra replenishment,
MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO                      where you need extra inventories to do it. And then after
                                                                  that you need to maintain the fill-rate, because that's the
Then at that point it will be used to purchase EBITDA to          whole secret of supplying the retail chains is fill-rate.
decrease leverage.                                                You cannot not deliver on time when requested to.

------------------------------------------------------------      ------------------------------------------------------------
STUART HOSANSKY  - VANGUARD - ANALYST                             STUART HOSANSKY  - VANGUARD - ANALYST

Okay. All right. And you gave us information on the -- on         Okay.
the inventory level for the two office product companies.
What I'm wondering is, can you quantify at all what the           ------------------------------------------------------------
earnings impact might have been or -- for that?                   MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO

------------------------------------------------------------      It's just a question -- it's transitional, as we said in
MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO                      the prepared remarks, it's really a transitional situation.

The earnings -- I don't think I follow the question. The          ------------------------------------------------------------
earnings impact of?                                               STUART HOSANSKY  - VANGUARD - ANALYST

------------------------------------------------------------      Okay. And the final thing is, as you've indicated, your
STUART HOSANSKY  - VANGUARD - ANALYST                             stock price appears to be low at the moment, are there any plans to either consider instituting a share buyback, or do
The earnings impact of the increase in inventory, and             any other type of activity with your free cash flow to
whatever other additional costs you incurred to ramp up for       reward shareholders try to get the stock price up?
these new contracts.
                                                                  ------------------------------------------------------------
------------------------------------------------------------      PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
MICHEL SALBAING  - CENVEO - SVP FINANCE, CFO
                                                                  As we look at the options, and given the current status of
There has been no earnings impact at this time. We've             our balance sheet, the, sort of, you know, techniques that
invested in building the inventories. We expect those             are available to us are a bit limited. In the past when we
contracts -- and we're not going to divulge, of course, the       have been in similar positions, we have chosen to buy back
value of the contracts, but we'll start hitting principally       our stock. But the truth of the matter is, today to do that,
the third quarter. And you will see, I would expect,              there was some people, and it's not universal who would say
noticeable increase in volumes of our Resale group.               that that may aggravate our problem relative to the
                                                                  leverage. We don't think that the leverage discount is
------------------------------------------------------------      appropriate, even if it's occurring, is appropriate for
STUART HOSANSKY  - VANGUARD - ANALYST                             Cenveo because of the nature of our balance sheet. But to
                                                                  use the free cash flow to buy down equity, and further
Okay. And then if you can help me to understand one thing,        increase leverage, we do not believe that that would be a
and that is that you're building up the inventory for these       good use of capital given the nature of our balance sheet.
two new contracts, and you're also saying that by the end of
the year, the inventories should be back to normal levels,        ------------------------------------------------------------
or for the prior levels. You're building up the inventory         STUART HOSANSKY  - VANGUARD - ANALYST
because of expected needs by these companies, or because you
want to position yourself better for them so there's no           Okay. Thank you very much.
outages? Can you talk about why you're at

------------------------------------------------------------      in the market, and the combination of election and Olympic
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  year. That's a pretty small number in this very large
                                                                  market, but, you know, it could be out there today. So the
Thank you, Stuart.                                                answer is that could be happening, and probably is
                                                                  happening. Our business is very much driven by advertising
------------------------------------------------------------      dollars and business confidence, and this would be more of a
OPERATOR                                                          personal comment than one that I have an industry statistic in front of me, but as I talk to business leaders, the
Again, if you have a question at this time, please press          business confidence that I am hearing is the best I've heard
the 1 key on your touch-tone telephone. The next question is      in a long time. So as long as business confidence picks up,
from Steve Gidumal from Vertus Capital.                           that's what will allow our business to grow. So given what we're hearing, I'm not seeing a downturn in 2005 at all. I
------------------------------------------------------------      would also add that we did recently have some very positive
STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST                         reports about advertising, and I did have an industry
                                                                  executive point to me, that his history, or his experience
Hey, Paul. Steve Gidumal.                                         would be that the printing markets would follow about three months after that. So that would be another good sign
------------------------------------------------------------      leading towards a stronger 2005. So, Steve, at this point,
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  our markets are different than they used to be, but 2005
                                                                  looks like a good year for us.
Hi, Steve. How are you doing, Steve?
                                                                  ------------------------------------------------------------
------------------------------------------------------------      STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST
STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST
                                                                  Okay. And on the cost side, you think there'll be any -- is
Okay. Good. How are you?                                          there any more opportunities on the SG&A side, or you think that's -- we shouldn't be looking at that in the near term?
------------------------------------------------------------
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
Very good.
                                                                  The Company which three years ago was a collection of,
------------------------------------------------------------      then, 150 companies, and today is a much more integrated 86
STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST                         companies, as we move up the integration curve, the number of opportunities we see are still very large. And today, and
Very good quarter.                                                I say this internally, I say it publicly, that our
                                                                  opportunities are not limited by the opportunities we see.
------------------------------------------------------------      They're limited by the numbers of hours in the day. So I
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  think for many years to come, there is still proven methods, maybe not necessarily proven in our industry, but proven in
Thank you, very much.                                             other industries that will take those techniques, use them within printing, and continue to make these companies more
------------------------------------------------------------      efficient.
STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST
                                                                  ------------------------------------------------------------
Okay. So, you talked, as you have in the past, also about         STEVE GIDUMAL  - VERTUS CAPITAL - ANALYST
how the, you know, the year's shaping up nicely because of
the, in part, because of the election cycle. Can you just         Great. Thanks. Glad to hear you're doing so well. Thank
tell us a little bit how -- how it looks like what your           you. Bye.
visibility is, or how you think the cycle could turn, you
know, could change or not change as we go into '05? I mean        ------------------------------------------------------------
is it -- so I guess what I'm trying to get a sense of is, is      OPERATOR
there a bump here that's just due to the election spending,
or is that just a smaller aspect of the trend line that's         At this time I'm showing that there are no further
going on?                                                         questions. I will now turn the conference back to Mr. Reilly for any closing remarks.
------------------------------------------------------------
PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO                  ------------------------------------------------------------
                                                                  PAUL REILLY  - CENVEO - CHAIRMAN, PRESIDENT, CEO
As you may remember, the model that has been put out there
for years about election is that there would be a half a          Thank you, Adriane. Thank you everybody for your time
percent growth                                                    today. I'll just leave you with two points. Profits are up year-over-year, and the profits are predictable
                                                                  year-over-year, and I think that's a very good sign, and we look forward to talking to you at Q3 conference call. Have a great day.

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